               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 1999


                                 LIFEF/X, INC.
             (Exact name of registrant as specified in its charter)

      Nevada                                      0-25171                           84-1385529
(State or other jurisdiction             (Commission File Number)                 (I.R.S. Employer
    of incorporation)                                                          Identification Number)


                                331 Dudley Road
                          Newton, Massachusetts 02459
                   (Address of principal executive offices)

Registrant's telephone number, including area code:  (617)551-5860

                            FIN SPORTS U.S.A., INC.
                        5525 South 900 East, Suite 110
                          Salt Lake City, Utah 84117
         (Former name or former address, if changed since last report)

Item 1.   CHANGES IN CONTROL OF REGISTRANT

        Pursuant to that certain Agreement and Plan of Merger dated as of December 14, 1999 (the "Merger Agreement") between Lifef/x, Inc. (formerly known as Fin Sports U.S.A., Inc.) (the "Company") and PTM Acquisition Corp. ("Sub"), a newly formed wholly owned subsidiary of the Company, on the one hand; and Pacific Title/Mirage, Inc. ("PTM"), on the other hand, the Company acquired all of the outstanding capital stock of PTM on December 14, 1999 (the "Closing"), in consideration of the issuance to the PTM stockholders of an aggregate of 11,294,084 shares of the Company's common stock and warrants for 27,790,917 shares of the Company's common stock. The transaction was effected through the merger of Sub with and into PTM, with PTM being the surviving corporation (the "Merger"). As a result of the Merger, PTM became a wholly-owned subsidiary of the Company. In connection with the Merger, the corporate name of the Company was changed to Lifef/x, Inc. and the corporate name of PTM was changed to Lifef/x Networks, Inc.

        Concurrent with the Closing, the Company completed the first closing of a private placement (the "Private Placement") of 2,983,000 of the Company's units, each unit consisting of one share of the Company's common stock and a warrant to purchase .01 share of the Company's common stock at an exercise price of $7.50 per share. At the Closing, the Company also issued (a) warrants to purchase 100,000 shares of the Company's common stock to MG Securities Group, Inc., the placement agent in the Private Placement and (b) 39,167 units to attorneys for legal services rendered in connection with the Private Placement. The Private Placement is for up to $18 million of units. The Company may continue to accept subscriptions for the units until the maximum offering is met. All shares of common stock as part of the units and the shares of common stock underlying the warrants as part of the units are subject to the Lock-Up/Leak-Out restrictions discussed elsewhere in this report.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth certain information and after giving effect to the issuance of securities at the Closing with respect to the beneficial ownership of the outstanding shares of the Company's common stock by the Company's directors, executive officers and each person known to the Company who owns in excess of 5% of the outstanding shares of common stock and the directors and executive officers of the Company as a group.

          As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. The address of those individuals for which an address is not otherwise indicated is:
331 Dudley Road, Newton, Massachusetts 02459.


                                                                                Beneficial Ownership
                                                                                --------------------
                                                                     Number of                        Percentage
                                                                      Shares                          of Total(1)
                                                                     ---------                       ------------
Directors and Officers
----------------------
Michael Rosenblatt.....................................            7,059,274(2)                         43.53%
Lucille S. Salhany.....................................             390,492(3)                           2.38%
Richard Guttendorf.....................................             70,000(4)                             *%
Ian Hunter.............................................                 --                                --
Robert Verratti........................................            524,997(5)                            3.25%
All Directors and Executive
Officers (5 persons)...................................             8,044,763                           47.73%
5% or More Beneficial Ownership
-------------------------------
Safeguard Scientifics (Delaware), Inc.
    435 Devon Park Drive
    Wayne, PA 19087                                                 4,455,773(6)                        27.87%

Duane S. Jenson Fin Partnership
    5525 South 900 East, Suite 110
    Salt Lake City, Utah 84117                                      1,302,383                            8.15%

______________

*    Less than 1%.

(1)  Calculations based upon 15,983,750 shares outstanding on December 14, 1999.

(2) Consists of 6,824,979 shares owned by Mirage Technologies L.P. and 234,295 shares issuable upon currently exercisable options. Mr. Rosenblatt is the President and controlling equity owner of Mirage Technologies, Inc., the corporate general partner of Mirage Technologies L.P.

(3)  Consists of 390,492 shares issuable upon currently exercisable options.

(4)  Consists of 70,000 shares issuable upon currently exercisable options.

(5)  Includes 174,999 shares issuable upon currently exercisable options.

(6)  Includes 3,333 shares issuable upon currently exercisable warrants.

Item 2.   ACQUSITION OR DISPOSITION OF ASSETS

        As described in Item 1 above, pursuant to the Merger Agreement, at the Closing, the Company acquired from the PTM stockholders all the issued and outstanding capital stock of PTM. In consideration therefore, the Company issued to the PTM stockholders an aggregate of 11,294,084 shares of the Company's common stock and warrants for 27,790,917 shares of the Company's common stock. The consideration for the acquisition of PTM was negotiated on an arm's length basis between the Company and the PTM stockholders.

        Effective upon the Merger, the Company became a co-obligor with PTM with respect to certain debt of PTM owed to Safeguard Scientifics (Delaware), Inc., a principal shareholder of PTM, together with its affiliates ("Safeguard") totaling $13,325,000 at September 30, 1999. Following the Merger, such debt will be converted into the right to receive penny warrants for 3,997,500 shares of common stock at the rate of $2.50 per share for 50% of the debt and $5.00 per share for the remaining 50% of the debt. The warrants have a term of 10 years and are exercisable one year after the Merger, at an exercise price of $0.01 per share subject to certain early exercise events specified in the warrants.

        In connection with the Merger, the warrants for 11,725,000 PTM shares (the "PTM Warrants") held by Safeguard prior to the Merger were carried forward on a share for share basis as warrants for common stock. Fifty percent (50%) of the PTM Warrants held by Safeguard were carried forward as warrants to purchase 5,862,500 shares of common stock at an exercise price of $2.50 per share and the remaining 50% of the PTM Warrants were carried forward as warrants to purchase 5,862,500 shares of common stock at an exercise price of $5.00 per share. In addition, Safeguard received warrants to purchase 5,862,500 shares of common stock at an exercise price of $6.00 per share. The total number of shares of common stock issuable upon exercise of the warrants held by Safeguard after the Merger (including the debt conversion) will be 27,790,917 shares of common stock. All of these warrants have a term of 10 years and are exercisable one year after the Merger subject to certain early exercise events specified in the warrants.

        Effective upon the Merger, the PTM 1997 Equity Compensation Plan (the "PTM Plan") was terminated and the Company adopted a new long term incentive plan with terms substantially similar to that of the PTM Plan. Following the adoption of the new plan, the Company assumed the obligations of outstanding options granted to certain PTM employees under the PTM Plan. These outstanding option obligations included an option grant to Lucille Salhany (the Chief Executive Officer, Co-President and a director of the Company) for 1,952,458 shares of common stock (after adjusting for the conversion from PTM shares to common stock). This option grant was made by PTM at $1,641 per share and is subject to a vesting schedule. If and to the extent this $1,641 per share exercise price is less than the fair market value of the PTM common stock on the date of grant, the Company will have to recognize non-cash compensation expense. In addition, in connection with the Merger, the Company granted stock options to various employees of the Company, subject to vesting schedules.

        The Company plans to spin off all of its non-Lifef/x assets and liabilities (collectively, the "Spin Off Assets and Liabilities") to an entity ("Newco") owned by the pre-Merger PTM stockholders. The Spin Off Assets and Liabilities consist primarily of the assets and liabilities relating to PTM's Optical Division, Scanning and Recording Division and now defunct Digital Division, certain leased and owned real property, outstanding debt to Silicon Valley Bank and certain debt owed by PTM to Safeguard for loans made by Safeguard to PTM during the period between October 1, 1999 and the consummation of the spin off transaction (the "Post September 30 Debt"). The value of the Spin Off Assets and Liabilities is not currently known, however the value of the Spin Off Assets may exceed the value of the Spin Off Liabilities.

        All the Spin Off Assets and Liabilities are expected to be transferred to Newco following the Merger once the requisite third party consents have been obtained. Until such time as the spin off transaction has been completed in its entirety, the Company will hold the Spin Off Assets and Liabilities (or any portion thereof that has not been transferred to Newco) and the proceeds thereof in trust for the benefit of Newco, and neither the Company nor its stockholders will be entitled to any beneficial interest in the Spin Off Assets and Liabilities. Newco may direct the Company to dispose of any of the Spin Off Assets and Liabilities on its behalf provided such disposition will not have any material adverse effect on the Company.

        In connection with the spin off transaction, the Company is required to obtain consents from a number of third parties, including its lender, Silicon Valley Bank, which holds a lien covering all of its assets, including the Lifef/x technology. As part of the spin off transaction, the Company plans to transfer this loan to Newco and to seek the release of Silicon Valley Bank's lien on the Lifef/x assets. If the Company is unable to obtain a complete release from Silicon Valley Bank, Safeguard has agreed to indemnify PTM from and against any and all losses and liabilities relating to or arising from the Silicon Valley Bank loan. In addition, in connection with the spin off transaction, Newco and Safeguard will provide certain indemnities for the Spin Off Assets and Liabilities as follows: Newco will indemnify the Company for any losses or liabilities relating to or arising from the Spin Off Assets and Liabilities, including certain equipment leases totaling approximately $4 million and a lease for facilities in Hollywood, California with current monthly rental payments of $60,000. Until the spin off transaction is complete, Safeguard will indemnify the Company for any and all amounts due and payable in the ordinary course to the real estate and equipment lessors arising under the real estate lease and approximately $2 million in equipment leases that are not yet transferred to Newco. However, this indemnity will not extend to claims, losses and liabilities arising outside the ordinary course of conduct under these leases. In consideration for the Safeguard indemnification, subject to any senior liens, Safeguard will be granted a security interest in the Spin Off Assets and Liabilities and will be entitled to any excess operating proceeds or sale proceeds from the Spin Off Assets and Liabilities to secure repayment of the Post September 30 Debt and Newco's reimbursement of indemnification amounts paid by Safeguard to the Company.

        In addition to the Safeguard indemnity described above, Safeguard will indemnify the Company for shortfalls in the day to day operating expenses of the Optical and Scanning and Recording Divisions under contracts and other arrangements entered into in the ordinary course of business of such Divisions, but not for claims, losses or liabilities outside the ordinary course of the day to day operations of these Divisions or any other unusual claims or liabilities, including, without limitation, any disputes, litigation or other proceedings whether arising under contracts or other arrangements entered into in the ordinary course or otherwise, claims by present or former employees and claims relating to any sale or transfer (whether or not consummated) of any or all of the Spin Off Assets and Liabilities.

        Neither Newco nor Safeguard will indemnify PTM for any losses or liabilities relating to any Spin Off Assets and Liabilities to the extent they are actually used in the Lifef/x business.

                                    Business

        In accordance with "plain English" guidelines provided by the Securities and Exchange Commission ("SEC"), the Business description of the Company has been written in the first person.

        We were formed in 1987. Prior to September 1993, we manufactured and marketed tennis racquets and sports equipment under the tradename "FIN" in the United States. Since September 1993, we have had no active business operations and have been engaged in reviewing possible acquisition candidates. We acquired all of the capital stock of PTM through the Merger whereby a wholly-owned subsidiary of ours was merged with and into PTM, with PTM as the surviving corporation. Following the Merger, our corporate name was changed to Lifef/x, Inc. and the corporate name of PTM was changed to Lifef/x Networks, Inc. PTM holds an exclusive, worldwide, perpetual license from Auckland Uniservices Limited ("Uniservices") to use certain continuum modeling technology, in commercial applications, excluding professional medical, engineering and scientific applications. In addition, PTM has one registered patent and two patents pending with the United States Patent Office relating to computer graphics and motion capture technologies. These combined technologies are known as "Lifef/x." The Lifef/x technology is capable of creating photo realistic 3D computer animation of biological entities, including humans animated in real time. Because of the Uniservices license relationship, PTM does not own all of the Lifef/x technology.

Our Combined Companies

        Our goal is to become the leading provider of branded photo realistic 3D computer animation products and services that enhance digital communication across a multitude of media platforms. Our primary focus is to commercialize the Lifef/x technology for Internet applications. We believe that there are numerous applications for the Lifef/x technology for the World Wide Web, including but not limited to electronic commerce, e-mail, chatrooms, distance learning, bill presentment, electronic direct mail and PC gaming. The Lifef/x technology enables the creation of interactive virtual humans as hosts, salespeople, teachers, entertainers, game characters, personal avatars, corporate representatives and advertising personalities on the Internet at bandwidths of 28.8Kbps or more. In addition to the Internet, we also intend to explore other applications for the Lifef/x technology on terms that minimize the expense to the Company, including, without limitation, applications in the theatrical and motion picture industry.

Growth of the Internet

        The Internet has grown rapidly in recent years, driven by the development of the World Wide Web and graphically intuitive Web browsers, the proliferation of multimedia PCs, increasingly robust network architectures and the emergence of compelling Web-based content and commercial applications. Both consumers and businesses are increasingly relying on the Internet to access and share information. According to Internet industry analyst International Data Corporation ("IDC"), at the end of 1998 an estimated 97 million people were using the Internet to communicate with friends and family, participate in discussion forums and obtain information about goods and services. IDC projects that this user base will grow to 319 million by 2002.

        As an interactive, searchable, user-controlled medium, the Web provides for a highly engaging experience and allows users to access an almost unlimited variety and supply of content at their convenience. The Web also enables content providers and advertisers to establish personalized experiences for, and communications with, consumers.

        We believe that the growth in the Internet market represents a significant opportunity for a company providing products and services that enhance a Web user's experience.

Lifef/x Technology

        The Lifef/x technology was originally developed for accurate modeling of soft biological tissues which undergo large nonlinear deformations. The first virtual face was subsequently developed for tele-robotic surgery, a professional medical application, and is biologically correct. The Lifef/x technology was developed in collaboration by a team of experts that include: Dr. Peter Hunter of the University of Auckland, whose field of expertise is in soft tissue biomechanics; Drs. Ian Hunter and Serge Lafontaine, who are experts in tele-micro-surgical robotics; and Drs. Mark Sagar and Paul Charette, who are experts in integrating robotic and tissue biomechanics into computer graphics applications.

        The Lifef/x technology is based on continuum modeling techniques, which are mathematical tools developed to represent material properties of solids (tissues) down to the microscopic level or the cellular level in the case of biological tissues. Large complex structures are broken down into smaller components with geometrical shapes described by nodes and surfaces. A human face is modeled using 500 nodes and rendered using 20,000 polygons. Movement or animation of a human face model is achieved by applying a set of constitutive mathematical equations that replicate properties associated with biological muscle movement. The mathematical equations can replicate such properties as anisotropic skin elasticity, electrical impedance, thermal capacity, conductivity and optical properties. By beginning with the exact representation of biological tissues and computing the interaction between structures, such as force generated by muscles, skin elasticity and bone geometry, photo realistic 3D animation can be achieved.

        To date, we have primarily focused on applying the Lifef/x technology to the most demanding application, motion pictures. A computer model is created by first acquiring the 3D geometry of a performer's face using a laser-scanning device such as the Cyberscan developed by CyberOptics Corporation. The second step in the process consists of a still photo session to acquire textures. The actual performance is acquired in real time by our proprietary motion capture system driven by the Lifef/x technology, which is followed by our proprietary video data digitization and tracking analysis. The result of this analysis is a series of node coordinates that track material features as they move in time. This results in acquiring even the subtlest change in face geometry as the performer goes through his motions and expressions. As a final check and quality control an artist verifies and retouches required details, particularly, tongue and eye movements. To date, all prototypes of the Lifef/x technology that we have produced are for the motion picture industry. These are full 3D models created from captured live performances, capable of being viewed from any angle. Our initial Internet consumer applications will be models capable of being viewed from only one angle and will be driven by text or speech input, not live performances. Therefore, the initial Internet application may be of significantly lower spatial resolution but of higher temporal resolution than the prototypes produced to date.

        Our objective for future development is to adapt the existing Lifef/x technology to the Internet and to be the network for and a leading provider of branded products and services that enable the delivery of cost-effective, real time content production of photo realistic 3D models for a broad range of market applications with primary emphasis on internet-related B2B and B2C opportunities. Our objective is to create a paradigm shift to a "network" for interpersonal and intercorporate interactive communication in which Lifef/x will be the embedded standard. To this end a number of new products are under development and are described below under "Our Products under Development."

Our Business Plan for Lifef/x on the Internet

        Our initial strategy is to achieve the rapid and widespread distribution of our system that personalizes the interactive communications between Internet-related B2B and B2C activities. Lifef/x has the opportunity to change the Internet from catalogue to dialogue and become the "Sales force of the Internet." E-mail is the most widely adopted Internet application, ranging from a personal messaging tool to a strategic business tool. According to Electronic Mail and Messaging Systems, there were approximately 325 million e-mail accounts in operation at the end of 1998. E-mail has surpassed the telephone as the primary business communication tool according to the American Marketing Association. Online messaging is fast approaching e-mail as a universal means of online communications. E-mail and online messaging have increased in volume and functionality, and this trend is expected to continue. The Lifef/x technology provides a significant value-add as it will allow individuals to send e-mails and online messagings embedded with animation commands. These commands will direct photo realistic 3D models already downloaded on the recipient's computer that evoke the computer to read the e-mail or message to the recipient using our proprietary software.

        As the Web continues to evolve, many businesses and content providers will seek interactive audio, video and other multi-media content as a means to enrich and differentiate their Web sites. We believe that a substantial opportunity exists to provide software solutions, services and content aggregation and delivery services that deliver content through photo realistic 3D models that are compelling, interactive and can be animated in real time over bandwidths as low as 28.8Kbps. We envision that Web sites can utilize photo realistic 3D human models as guides, corporate spokespersons, teachers, entertainers, game characters, personal avatars, advertising personalities and individual sales help, and that the available applications can be extended to include not only the traditional opportunities for email, instant messaging and chatrooms, but also for training, product support, human resources, supply chain software, ISP's, ASP's, distance learning, bill presentment, and PC gaming, among others.

        Now that the novelty of online shopping is over for many, e-tailers realize that they must make substantial improvements in their customer's shopping experience to prevent the loss of customers to other novel sites. In their effort to turn shoppers into buyers and customers into repeat customers, web businesses seek ways to improve customer support and the overall shopping experience.

        . According to a BizRate.com industry study during the first quarter of 1999, online shoppers rated 'customer support' among the weak links of e-commerce sites.

        . Research firm Jupiter Communication report that consumers spent an average of $375 in 1997 and $700 in 1998 on line, but that 37% in 1997 and $700 in 1998 on line, but that 37% of buyers said that they would spend more if they had access to real-time advice.

        .  One in five Amazon.com employees work in customer support.

        .  75% of Mindspring employees work in the customer support area.

        The value-add provided by LifeF/x is the development of a standard platform for a network that facilitates the ultimate in differentiated, personalized communications, regardless of the application.

Our Strategy

        Our objective is to be a leading provider of branded software products and services that enable the delivery of cost-effective, real time content production of photo realistic 3D models as hosts, salespeople, teachers, entertainers, game characters, personal avatars, corporate representative and advertising personalities over the Internet at bandwidths of 28.8Kbps or greater utilizing the Lifef/x technology. To achieve this objective, our strategy includes the following key elements:

        Create our Brand Name. We intend to create our brand recognition through a variety of marketing and promotional techniques, including the creation of our Web site. Also, by offering our Lifef/x Internet software to individual users free of charge we will promote the widespread adoption of our Lifef/x software architecture and speed the acceptance of photo realistic 3D animation and co-marketing and co-branding agreements with strategic partners. We also intend to promote our brand by conducting ongoing public relations campaigns and developing affiliations and affinity programs. We believe that building the brand awareness of our Lifef/x Internet software is critical to attracting and expanding our customer base.

        Enter into Strategic Partnerships. We intend to develop and utilize strategic partnerships to gain access to large numbers of potential users, cooperatively market products and services, cross-sell additional services and gain entry into new markets such as computer and online gaming, distance learning, e-commerce, e-mail and online messaging.

        Establish First-to-Market Advantages. We believe that our Lifef/x Internet software will be the first to offer photo realistic, interactive 3D animation capabilities that will have significant first-to-market advantages as an animation software in the Internet communication and entertainment media market. We intend to use this first-to-market advantage to rapidly establish our brand and grow our customer and user base. We also believe that our potential market position is enhanced by the significant barrier to entry resulting from the more than 30 years of mathematical and biological development effort of our licensor, Uniservices.

        Focus on Differentiating Our Brand. We believe that our Lifef/x Internet software can achieve rapid distribution to users and market penetration because our product enhances e-mail and online messaging, two of the most widely adopted Internet applications and will require very low bandwidth for transmission, thus making the products readily available to a very broad universe of users. Users will be offered a photo realistic 3D model of themselves ("Standin"), the Lifef/x Genesis Player on which animation of the Standin can be played and Lifef/x Director animation software for free. They will then be able to create their own content (e-mail, online messaging) in real time. In addition to users, we plan to attract customers by targeting Web development companies, advertising agencies, corporate divisions and educational institutions in the Web site development area. Estimates are that there are 100,000 such entities with over five million licensed software products.

Our Products under Development

        We have not commercialized any of our products offerings. All of our products are currently in the research and development or planning phases.

        Lifef/x Standins. Our lead consumer-based product is the Lifef/x Standins. Lifef/x Standins are photo realistic 3D computer models, which can be animated in real time by text or speech files. The simplest form of consumer level Standins can be created from 2D digital images, which the consumer can send to us electronically via our planned Web site, or traditional analog photo images, sent to us via the postal service. The completed digital Standins will be delivered to users via the Web. Along with the first Standin delivered to each user, they will also receive two packages of enabling software: our Lifef/x Genesis Player, the software on which animation of the Standin can be played, and our Lifef/x Director software that is used to add emotional content to the animation. We envision that the Standins can be used with e-mail, Web pages, chatrooms, PC games, corporate intranets and extranets and many other applications. We plan to make the Lifef/x Standins compatible for different products including PC games, operating systems as screen saver and e-mail, chatrooms, online help, etc. All products will share the same technology architecture and Standins will be interchangeable, serving as the foundation for an expandable and interconnected software platform.

        Professional Standins. More sophisticated and articulated Standins ("Professional Standins") can be created and then animated by actual human performances that can be captured utilizing our patent pending proprietary motion capture system that is driven by the Lifef/x technology. The captured performance of the Professional Standin can then be reproduced on the Lifef/x Genesis Player from downloaded Lifef/x media files. Alternatively, the user can get animation commands streamed in real time over the Web at bandwidths of 28.8Kbps or more after the Professional Standin is downloaded to the player. At speeds of 28.8Kbps, our player will be capable of reproducing photo realistic images at an animation rate either of 15 frames per second ("fps") with high quality sound or 30fps with voice-quality sound.

        Lifef/x Genesis Player V1.0. The Lifef/x Genesis Player will be a highly flexible, programmable player that can be used either for streaming animation commands of captured Lifef/x Standin performances over the Internet or for online, real time interactive content generation. It will be developed as a flexible programming component that can be used and programmed inside a Web browser, to read e-mail or perform a number of system interactions. When programmed using either the Jscript of VBscript languages inside Web sites, Standins will be capable of complex autonomous interactions with the user. Standins will be capable of being active or inactive, visible or not visible and will provide autonomous behavior while waiting for user interactions or Web data to be downloaded.

        Lifef/x Director. Our Lifef/x Director software will allow the additional animation and control of Standins for uses such as sending e-mails with embedded animation commands. Using the software, the user will be able to add four basic emotions (happy, sad, angry, surprised) and simple motions.

        Lifef/x Creator Software. Our Lifef/x Creator software will be offered to sophisticated Web users as an advanced tool to control Standins for integration in Web pages, e-mail or to create Lifef/x media files. This program will be a simplified version of the Lifef/x Pro-Creator (discussed below) and this software will be developed simultaneously with and have the same components as the Lifef/x Pro-Creator, except for certain customizations. The Lifef/x Creator will be expandable by adding our Lifef/x e-Motor Packs which are packages of emotional cues.

        The Lifef/x Creator Software will have a graphical interface which will include windows where the Standins will appear, pop-up windows to specify emotions, speech rate, head rotations and movements, a time line with graphical representation of where emotions start and stop, and a graphical editor to delete, move or cut and paste part of the performance. The initial stages of development will focus on the main features of the graphical interface.

        Lifef/x Pro-Creator Software. The Lifef/x Pro-Creator software will allow the professional Web designer to fully animate and control Lifef/x Standins using a flexible and powerful graphical user interface. This digital studio will allow the designer to control the position, lighting, expressions, emotions, movement of the Standins and how they interact. The animated Lifef/x Standin performance captured can be included in Web pages, e-mails or other applications using the Lifef/x technology. This fully graphical interface will also have windows where the Standins will appear, pop-up windows and sliders to specify emotions, speech rate, head rotations and movements, a time line with graphical representation of where emotions start and stop, and a graphical editor which allows the designer to delete, move or cut and paste part of the performance.

        Lifef/x Software Developer Kit ("SDK"). We plan to develop the Lifef/x SDK as a component for software developers to include in their applications. It will integrate Lifef/x Standins in applications, such as PC games and other software, as computer hosts to lead users through new programs and equipment, or for e-mail, long distance learning, screen savers, etc.

Marketing and Distribution

        Marketing. On the Web user level, we plan to market directly to the user via our planned Web site, as well as event marketing and large group relationships. For example, we may arrange to have a photo booth at college campuses on registration day to offer the free service of taking digital photos of the potential users and e-mailing back his or her Standin, Lifef/x Genesis Player and Lifef/x Director software. We may also provide this promotion at large sporting events or any other events with large attendance. Additionally, we may also promote to large affinity groups, such as fan clubs, boy scouts, fraternities, little leagues, political parties, as well as corporations and their employees. We believe that these promotions will enable us to gain rapid distribution and market penetration.

        Once we are able to gain widespread adoption of our Lifef/x technology, we will be able to sell our professional products (Lifef/x Creator and Lifef/x Pro-Creator) to domain holders who want to utilize Standins on their Web sites. There will be a built in audience for our technology. Additionally, we believe that once the domain holders become "content generators" they in turn will create a demand for our technology on the user level. Each user will get the first Standin for free. Each additional Standin will be priced initially at $19.95. We believe that users will desire to have additional Standins of themselves or other characters for use in different communication mediums.

        We also plan to co-brand and co-market our products with partners with whom we plan to develop strategic relationships.

        Distribution. In addition to our planned marketing activities, our Lifef/x Genesis Player will be available free of charge through our planned Web site. Users will need to register and send in an analog or digital photo and we will send a fully functioning Standin with the Lifef/x Genesis Player and Lifef/x Director software via e-mail delivery. Users will be able to animate their Standins to speak by using the Lifef/x Director software. The player will also be available for stand alone download to reproduce captured performances on Web sites. We also envision that our strategic partners, if any, may offer our products through their branded sites or embodied in their applications, like PC games.

Future Enhancements

     In conjunction with our licensor, Uniservices, we plan to develop a full model of the human body including higher neuro-muscular activation of muscle groups that are responsible for expressions or motion. Currently, most of the model for the face and head is completed except for the implementation of the higher level commands to speed and simplify the animation process. These higher commands will be added in the future. Having developed a generic human face that is now used as a basis for the Lifef/x Standins, we will also direct future development to adding a generic neck, arms, legs and torso.

Our Strategic Partners

     Our objective is to achieve significant market penetration through relationships with strategic partners in each of the following categories:

     .    Web portals, content sites and Internet service providers;

     .    Web design software vendors;

     .    Web development companies; and

     .    Game companies.

     We believe we will benefit from these relationships by achieving positive brand association and a cost-effective means of customer acquisition. We believe our strategic partners can utilize their relationships with us to provide more value-added services to their customers.

Research and Development

     Lifef/x Genesis Player and Standin

     Phase 1: Conversion of Full Head for Internet Applications. Our current model of the human face is a very high-resolution model developed for movie applications. The first objective in adapting the Lifef/x technology to the Internet consists of reducing the size of the Lifef/x Standin which is unnecessarily large for Web applications, has too many details for PCs and is too slow for real time animation. The Internet Lifef/x Standin of a human face will consist of approximately 1000 polygons, that is 20 times less than the high-resolution face. In order to develop the Internet head model, all of the elements (the face, eyes, tongue, teeth) need to be converted to a lower resolution model.

     Phase 2: Animation of the Lifef/x Internet Standin. Standin accuracy will be evaluated by acquiring data from a real performance and subsequently re-create it using the Standin. This will display the Lifef/x Standin speaking and going through a variety of expressions. It will also display the speed of the animation algorithm in rendering our Lifef/x Standins on consumer level PCs.

     Phase 3: Text to Speech ("TTS") Lifef/x Player. For most applications, the Lifef/x players will be used to read text embedded as commands in Web sites or for personal communication (e-mail, etc.). To this end, a text to speech engine must be integrated into the Lifef/x player, to generate the sound and also animate the facial movements that normally produce the sound ("visemes") in a synchronized manner ("lip-synch"). Successful visemes and lip-synch tests will mark the release of the Lifef/x Player to users for Beta testing.

     Phase 4: Direct Voice Animation of Lifef/x Standins. Current TTS technology is still severely restricted in terms of quality of voice, range of voices, intonations and emotions that can be reproduced. Use of our standins with true recorded speech will be much more realistic than standins using TTS. To this end, we must integrate in our Lifef/x Genesis Player a set of algorithms that will allow us to map in real time a recorded voice to 3D visemes for accurate lip synchronization.

     Phase 5: Streaming Lifef/x Player. One of the planned markets for the Lifef/x technology will be to include Standins in Web sites that reproduce captured performances that are streamed and played in real time across the Internet. This involves integrating streaming technology in the Lifef/x player. In this phase, the Lifef/x player will be tested for its capability to transmit voice and video appropriately over a 28.8Kbps bandwidth connection.

     Lifef/x Consumer Standins: Service Development

     As part of our marketing effort, we plan to send Standins, Lifef/x Director software and the Lifef/x Genesis Player via e-mail to users who have provided us with either digital or analog 2D images.

     Phase 1: Feature identification software. In order to be able to efficiently process the projected high volume of user requests, the procedure for converting a photograph to a 3D Lifef/x Standin must be highly automated. In the first step of the "production process," typical photographs will be scanned. We will need to develop the software to recognize facial features, such as the face outline, hairline, jaw, ears, eye location and contours, eyebrows, lips, nose etc.

     Phase 2: Graphical Interface. The feature identification software component will need to be refined over a long period of time, thus some corrections will need to be done manually. To facilitate these corrections, a graphical interface that displays the scanned head overlaid with the computed outline of face features is required. This graphical interface will then take inputs from the mouse to allow adjustments to the various features.

     Phase 3. Optimization program. After the location of the facial features has been identified, our generic Lifef/x Standin needs to be fitted to the consumer face. Through a process of facial database matching, optimization and morphing the appropriate 3D geometry will be created for the submitted photograph. We will need to develop a graphical interface to display the Standin in three dimensions and to allow corrections in three dimensions of the user's face.

     Phase 4: Production Facility. Before the release of the Lifef/x player, a production facility will be setup to process the commercial volume of user requests. This facility will consist of a number of production "pods," each pod including a computer, scanner and operator console to enter the user information and verify the quality of the Standin. This station will also allow corrections, as needed, to be made to the Standin.

     Phase 5: Web service development. Our objective is to automate the full process so users can send requests over the Internet with their photographs. Our planned Web site will have an entry giving instructions on how to send digital images.

     Lifef/x Director Software

     This Lifef/x Director software allows the user to enter emotional cues into a text and to control how the text is spoken with a choice of four basic emotions. The resulting output is text with embedded commands to the player.

     Phase 1: Development of the graphical interface. The user application will bring a text window on the screen along with a few sample commands at the top. The text window will allow the user to enter and edit text and include four basic emotions that his Standin will display while reading the portion of the text marked with the corresponding emotion.

     Phase 2: Player integration. The Lifef/x Director software will also allow the user to select different Standins to read the text and to review the result by bringing up the player to speak the text entered in the window.

     Phase 3: Integration to outside applications. After the text is completed, the program will allow the user to send the composed message either directly by e-mail or, alternatively, save the captured performance to a Lifef/x media file for later playback.

     Lifef/x Creator Software

     The Lifef/x Creator will be offered to the sophisticated Web users as an advanced tool to control Standins for their integration in Web sites or to create Lifef/x media files. This program is a simplified version of the Pro-Creator. It will also be expandable by adding our Lifef/x e-Motor Packs which are packages of emotional cues.

     Phase 1: Development of the graphical interface. This fully graphical interface will have windows wherein the Standins will appear; pop-up windows to specify emotions, speech rate, head rotations and movements; a time line with graphical representation of where emotions start and stop; and a graphical editor to delete, move or cut and paste part of the performance. The first part of the development will focus on providing, the main features of the graphical interface.

     Phase 2: Generation of scripts for Web pages and Lifef/x media files. The programming code will be integrated into the Lifef/x Creator to produce a script that can then be included in a Web site or other document that supports Web browser commands.

     Phase 3: Lifef/x Creator Emotional Packages. Additional emotional packages and expression packages will be shipped with the Lifef/x Creator or offered as options. This software will be developed in our facility and tested to allow for additional packages to the Lifef/x Creator.

     Lifef/x Pro-Creator

     This full-featured enhanced version of the Lifef/x Creator software will provide the Web professional the most advanced interface capable of specifying a nearly infinite variety of emotional cues into text and have full control over Standins' performances while delivering text. It will allow users to include Standins in Web sites or create Lifef/x media files.

     Lifef/x Planned Future offerings

     Once we are able to commercially release our Lifef/x Genesis Player, Lifef/x Director software and Lifef/x Creator and Pro-Creator software, we plan to enhance our product offerings to include:

     . chatrooms that enable users to share their Standins with other users and see Standins talk to each other;

     . recording real voice for later playback as audio streams, for the highest level of realism of the Standins; and

     .  incorporating Standins in PC gaming products.

Our Competition

     As multi-media and graphics evolve into a central and necessary component of the Internet experience, more companies are entering the market and expending greater resources to develop software and services. The principal competitive products in the photo realistic 3D animation market include the Microsoft V-Chat 2.0, Microsoft Agent, Compaq's Faceworks, Haptek, Famous Tech, Blaxxun, Worlds Ultimate 3D Chat, Animatek International, Sven Technologies, Oz Interactive, Simberon Avatars, NetSage, Boston Dynamics, Extempo, Virtual Human, Virtual Personalities, Virtual Celebrities, Radical Mail and Avatarme. In addition, there may be photo realistic 3D computer animation products and services being developed by competitors that we may not be aware of.

     Many of our current and potential competitors have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition and market presence, longer operating histories and lower cost structure than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. Our ability to compete successfully in the rapidly evolving Internet communication and entertainment media market will depend upon certain factors, many of which are beyond our control. There can be no assurance that we will be able to compete successfully. However, we believe that our technology and product offerings can be differentiated from our competitors in several areas, including the richness of detail resulting from the extensive medical database and proprietary mathematical algorithms and low bandwidth transmission.

Our Technology

     A significant portion of the Lifef/x technology is embedded in a system licensed from our licensor, Uniservices. This finite element system is an interactive computer program for continuum mechanics, image analysis, signal processing, and system identification. The system is a mathematical modeling environment that allows the application of finite element analysis, boundary element and collocation techniques to a variety of complex bioengineering problems. It consists of a number of modules including a graphical front end with advanced 3D display and modeling capabilities, and a computational backend that may be run remotely on powerful workstations or supercomputers. The system represents a development of over 100 man-years of effort at Uniservices.

     This research and development has resulted in our proprietary techniques for generating accurate reproduction of expressions and tissue wrinkling. The system provides a basis for developing advanced models of flexible materials such as tissue, which undergo large nonlinear deformations and where the material properties may be anisotropic.

     The Lifef/x technology is also unique because of the richness of the data incorporated in the models. The bulk of the data is generated from a real time 3D motion capture system. This motion capture system consists of a hardware system comprising a stereoscopic high-resolution digital camera system and special motion tracking filters that follow the material displacement of each point on the face and in time. This system is used to track over 500 points on the face and serves as the data set for the finite element system. Future research will include a more accurate experimental characterization of tissue properties.

Our Intellectual Property

     We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect intellectual property rights in our products, services, know-how and information. Much our intellectual property is protected by non-disclosure, confidentiality and non-competition agreements with our employees which, if breached, may be very expensive to enforce. We do not own all of the Lifef/x technology. We have an exclusive, worldwide, perpetual license from Uniservices to use their continuum modeling technology in commercial applications, excluding professional medical, engineering and scientific applications. The license requires quarterly license fees and development payments to be made to the licensor. We have filed three patent applications in the United States and other countries specifically covering image capturing and creation. One of our patent applications has been registered and our remaining two patent applications are pending. We plan to apply for other patents in the future. The source code for the Lifef/x technology is not patented by Uniservices.

Our Employees

     We currently has a team of six employees in research and development in Los Angeles, California. Our executive officers are based in Boston, Massachusetts. We intend to expand significantly in 2000 and will actively seek, among others, full time software developers, a Vice-President of Marketing, accounting personnel and administrative staff to be based in Boston,

Massachusetts. See "Risk Factors -- We Will Rely on a Relatively New Management Team and Need Additional Personnel to Grow Our Business."

Our Management

     The following table sets forth the names and positions with the Company as of December 15, 1999 of all of the executive officers, directors and key employees of the Company after giving effect to the Merger. Also set forth below is information as to the principal occupation and background for each named person in the table.


Name                             Age        Position
----                             ---        --------
Michael Rosenblatt               48         Co-President, Chairman and Director

Lucille S. Salhany               53         Chief Executive Officer, Co-  President and
                                                Director

Richard Guttendorf               57         Secretary, Chief Financial Officer and Director

Ian Hunter                       46         Director

Robert Verratti                  56         Director

Paul Charette                    36         Lifef/x Networks, Inc.:  Vice President, Co-
                                                 Director of Research and Development

Mark Sagar                       33         Lifef/x Networks, Inc.:  Vice President, Co-
                                                 Director of Research and Development

Serge Lafontaine                 50         Lifef/x Networks, Inc.:  Chief Technology
                                                 Officer

     Michael Rosenblatt. Mr. Rosenblatt became Co-President and Chairman of the Company at the Closing. Mr. Rosenblatt has served as Vice Chairman of PTM since October, 1998, as Co-President of PTM from 1997 to October, 1998 and as a director of PTM since 1997. He is a founding partner of Mirage Technologies, Inc. Mirage Technologies, Inc. is the general partner of Mirage Technologies L.P. ("Mirage"), which together with Safeguard and Robert Verratti formed PTM in October 1997. In 1974 Mr. Rosenblatt also founded the Atlantic Entertainment Group which became one of the largest privately held motion picture production and distribution companies in the United States. Atlantic Entertainment Group, Inc. was sold by Mr. Rosenblatt in 1989. Mr. Rosenblatt also serves as Co-Chairman of the Board of Organic Systems, Burlington, Massachusetts and is on the board of EMC, Inc. of Wayne, Pennsylvania. He is also a member of the Executive Branch of the Motion Picture Academy of Arts and Science.

     Lucille S. Salhany. Lucille Salhany became Chief Executive Officer, Co-President and a director of the Company at the Closing. Ms. Salhany is currently President, JH Media, Ltd. an advisory company with offices in Boston and LA. Ms. Salhany is past president and CEO of UPN and currently serves on the UPN operating committee. Under her guidance UPN firmly established itself as the fifth largest broadcast network in television history. Previously Ms. Salhany was Chairman of the FOX Broadcasting company, Chairman of Twentieth Television and a member of the FOX, Inc. Board of Directors. Ms. Salhany guided the networks expansion from four to seven nights of programming and was instrumental in Fox's acquisition of the NFL. Prior to that Ms. Salhany was President, Paramount Domestic Television. Ms. Salhany holds a seat on the Operating Committee of the United Paramount Network and on the Board of Directors of Compaq (a Fortune 100 company), Avid Technologies , B.R.A. Corporation of Boston, Coty, Inc. and Emerson College.

     Richard Guttendorf. Mr. Guttendorf became Secretary, Chief Financial Officer and a director of the Company at the Closing. Mr. Guttendorf has served as Chairman and Chief Executive Officer of PTM since October, 1998 and as a director of PTM since its inception in 1997. Mr. Guttendorf is also Vice President and Director of Research for Safeguard. Mr. Guttendorf was previously Chief Executive Officer of Laser Communications, Inc., a leading manufacturer of short haul, laser optic wireless communications equipment. Prior to LCI, he was Chief Financial Officer of InterDigital Communications Corporation, a manufacturer and licensor of digital wireless telephone equipment and was Chief Financial Officer of Atlantic Financial, an $8 billion financial institution. Mr. Guttendorf is a Certified Public Accountant and has a Bachelor of Science degree in accounting from St. Francis College and a Master of Science degree in finance and accounting from Pennsylvania State University.

     Ian Hunter. Dr. Hunter became a director of the Company at the Closing and served as a director of PTM from 1997 to the Closing. Prior to the Closing, Dr. Hunter was the Director of Research and Development at PTM. Dr. Hunter is the Hatsopolous Professor of Mechanical Engineering and Bio-Engineering at the Massachusetts Institute of Technology. Dr. Hunter is also the General Motors Fellow.

     Robert Verratti. Mr. Verratti became a director of the Company at the Closing. Mr. Verratti served as a director of PTM from 1997 to the Closing and as Chief Executive Officer and Chairman of the Board of PTM from 1997 to October, 1998. Mr. Verratti has been the President of Charlestown Investments, Ltd., a company specializing in investments in companies in turn around or undervalued situations since 1980. Mr. Verratti is also a venture partner and consultant to the Chairman of Safeguard and TL Ventures. Mr. Verratti serves on the board of directors of CRWF Inc., Axcess Financial Inc., Net Effects, Inc. and Netsvision, Inc. Mr. Verratti graduated from the U.S. Naval Academy in 1966 with a Bachelor of Science degree in nuclear engineering.

     Paul Charette. Dr. Charette is Vice President and Co-Director of Research and Development of Lifef/x Networks, Inc. and has held such position since 1997. Dr. Charette received his Bachelor of Science degree with honors from McGill University in Electrical Engineering in 1986. He then worked for three years as a software design engineer at Matrox Electronic Systems LTD, a leading Canadian graphics, image processing and hardware manufacturer. In 1989, he joined MPB Technologies LTD as a research scientist for the laser and optics division. Then in 1994, he obtained his doctorate degree from McGill for his work on medical studies of biological membranes using laser speckle interferometry. Dr. Charette has experience in the areas of laser and optics, image processing, applied mathematics, and bioengineering mechanics. Currently, Dr. Charette holds a Post-Doctoral fellowship in the Biomechanics Group at the University of Auckland in New Zealand.

     Mark Sagar. Dr. Sagar has held the position of Vice President and Co-Director of Research and Development of Lifef/x Networks, Inc. and has held such position since 1997. In 1992 Dr. Sagar became a member of the Bio-engineering group at the University of Auckland where he developed an anatomically accurate computer model of the human eye. Dr. Sagar completed his Ph.D in 1996 and was appointed as a Post-doctoral fellow at Dr. Ian Hunter's laboratory at the Massachusetts Institute of Technology. Dr. Sagar pursued and completed a Bachelor of Science degree in Physics and Mathematics at the University of Auckland in 1987; winning senior prizes in both subjects.

     Serge Lafontaine. Dr. Lafontaine became the Chief Technology Officer of the Company at the Closing. Dr. Lafontaine is presently a post-doctoral research associate in mechanical engineering at the Massachusetts Institute of Technology. Before completing his Ph.D. he worked as systems engineer in software development and systems administration. He subsequently co-developed a number of instruments and devices including a cardiac mapping system with 3D digital mapping of the heart electrical activity, a retinal tele-micro-surgical system and virtual operating environment, and various real time data acquisition and control systems.

Properties

     We currently leases premises at 1149 N. Gower Street, Hollywood, California, housing the Lifef/x operations, the Scanning and Recording Division and the now defunct Digital Division. We own premises at 6350 Santa Monica Boulevard, Hollywood, California, housing the Optical Division. Both of these real property interests are included in the Spin Off Assets and Liabilities. Following the Merger, we intend to relocate the Lifef/x operations from the Gower facility.

     We plan to have approximately 5,000 square feet of research and development space in the greater Los Angeles area and approximately 7,000 square feet of administrative and research and development space in the greater Boston area.

Legal Proceedings

     A former employee has asserted certain claims arising from such employee's prior employment with PTM, including, without limitation, harassment claims. At this time, we are unable to determine the possible outcome of these asserted claims. However, we believe these claims are without merit and intend to vigorously defend any action asserted for the claims.

     Except for these claims, we are not involved in any claims or legal proceedings, nor have we been involved in any such proceedings that have had or may have a significant effect on our financial position.

                                 RISK FACTORS

     You should carefully consider the risks described below before making an investment decision in our company. The risks and uncertainties described below are not the only ones facing our company and there may be additional risks that we do not presently know of or that we currently deem immaterial. All of these risks may impair our business operations. This document also contains forward-looking statements that involve risks and uncertainties and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     In accordance with "plain English" guidelines provided by the SEC, the risk factors have been written in the first person.

Our business would be seriously impaired if our rights in the Lifef/x technology are compromised in any way.

     We have one registered patent and two patents pending with the United States Patent Office relating to computer graphics and motion capture technologies, but we do not own all of the Lifef/x technology. We license a significant portion of the Lifef/x technology from Uniservices. The source code for the Lifef/x technology is not patented by Uniservices. Therefore, we rely on non-disclosure, confidentiality and non-competition agreements with our employees to protect many of our rights in the Lifef/x technology. If these agreements are breached by our employees, it may be necessary for us incur significant expenses to enforce our contractual rights and protect our rights in the Lifef/x technology. Our business plan and strategy are to commercialize the Lifef/x technology. Termination of our relationship with Uniservices for any reason, termination of our exclusive rights to the Lifef/x technology for failure to make development fee payments or unauthorized disclosure of the Lifef/x technology to third parties would result in serious harm to our business, financial position and results of operations.

We have a history of losses and expect to incur losses in the future, and we may never achieve profitability.

     As of September 30, 1999, we had no sales from the Internet application of our Lifef/x technology and PTM had an accumulated deficit of $3.9 million for all of its operating divisions. Such deficit includes amounts attributable to PTM's film production and other activities not directly attributable to Lifef/x. Our lack of revenues for Lifef/x can be attributed primarily to the fact that Internet application of our Lifef/x technology is in the research and development or planning phase and has not been commercially released. In the course of our pre-commercial development activities, we have not achieved profitability and expect to continue to incur net losses for at least the next several quarters. Due to the need to establish our brand and service, we expect to incur increasing sales and marketing, product development and administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability.

Our technology has not been fully developed for its proposed application.

     To date, we have primarily focused on applying the Lifef/x technology to motion pictures. Our business plan and strategy are to commercialize the Lifef/x technology for Internet applications. We have not commercialized any of our Internet-based product offerings and all such products are currently in the research and development or planning phases. If we are unable to develop our products for their proposed applications, our business will suffer and our financial condition and results of operations will be seriously affected.

The photo realistic 3D animation market is new and uncertain and our business may not develop.

     The market for photo realistic 3D computer animation products and services over the Internet has not developed, and its development is subject to substantial uncertainty. We cannot assure you that this market will develop.
We depend on the commercial acceptance of our Lifef/x technology. We have very limited experience conducting marketing campaigns, and we may fail to generate significant interest. On the other hand, if we experience extensive interest in our photo realistic 3D computer animation products and services, we may fail to meet the expectations of customers due to the strains this demand will place on our Web site, network infrastructure and our systems. If potential users choose the Internet to produce animation content, we cannot be certain that these users will adopt our technology.

If we do not achieve brand recognition necessary to succeed in the Internet market, our business will suffer.

     We must quickly build our Lifef/x brand to gain market acceptance for our photo realistic 3D computer animation products and services. We believe it is imperative to our long term success that we obtain significant market share for our products and services before other competitors enter the Internet communication and entertainment media market. We must make substantial expenditures on product development, strategic relationships and marketing initiatives in an effort to establish our brand awareness. We cannot be certain that we will have sufficient resources to build our brand and realize commercial acceptance of our products and services. If we fail to gain market acceptance for our photo realistic 3D computer animation products and services, our business will suffer dramatically.

If we do not expand our product and services offerings, our business may not grow.

     We may pursue the strategic partnerships with new or complementary businesses in an effort to enter into new business areas, diversify our sources of revenue and expand our photo realistic 3D computer animation product and services offerings. At present, we have no commitments or agreements for any strategic partner. To the extent we pursue strategic partnerships with new or complementary businesses, we may not be able to expand our Internet focused products or service offerings and related operations in a cost-effective or timely manner. We may experience increased costs, delays and diversions of management's attention when commencing any new businesses or services. Furthermore, any new business or service we launch that is not favorably received by users could damage our reputation and brand name in the Internet communication and entertainment media market. We also cannot be certain that we will generate satisfactory revenues from any expanded services or products to offset related costs.

Any expansion of our operations may require additional expenses, and these efforts may strain our management, financial and operational resources.

If we cannot effectively manage our growth, our ability to provide services will suffer.

     Our reputation and our ability to attract, retain and serve our customers depend upon the reliable performance of our Web site, network infrastructure and systems. We have a limited basis upon which to evaluate the capability of our systems to handle controlled or full commercial availability of our photo realistic 3D computer animation products and services. We anticipate that we will expand our operations significantly in the near future, and further expansion will be required to address the anticipated growth in our user base and market opportunities. To manage the expected growth of operations and personnel, we will need to improve existing and implement new systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base. We will also need to expand our finance, administrative and operations staff. We may not be able to effectively manage this growth. Our planned expansion in the near future will place and we expect our future expansion to continue to place a significant strain on our managerial, operational and financial resources. Our planned personnel, systems, procedures and controls may be inadequate to support our future operations. If we are unable to manage growth effectively or experience disruptions during our expansion, our business will suffer and our financial condition and results of operations will be seriously affected.

If we are unable to compete successfully, our revenues and operating results will suffer.

     The market for photo realistic 3D computer animation products and services over the Internet is new and we expect it to be competitive. The principal competitive products in the photo realistic 3D computer animation market include the Microsoft V-Chat 2.0, Microsoft Agent, Compaq's Faceworks, Haptek, Famous Tech, Blaxxun, Worlds Ultimate 3D Chat, Animatek International, Sven Technologies, Oz Ineractive, Simberon Avatars, NetSage, Boston Dynamics, Extempo, Virtual Human, Virtual Personalities, Virtual Celebrities, Radical Mail and Avatarme. In addition, there may be photo realistic 3D computer animation products and services being developed by competitors that we may not be aware of.

     If the photo realistic animation market becomes a viable market, we may not be able to establish or maintain a competitive position against current or potential competitors as they enter the market. Many of our current and potential competitors have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition and market presence, longer operating histories and lower cost structure than us. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. Our ability to compete successfully in the rapidly evolving Internet communication and entertainment media market will depend upon certain factors, many of which are beyond our control. There can be no assurance that we will be able to compete successfully.

     If the market for photo realistic 3D computer animation develops, we could face competitive pressures from new technologies or the expansion of existing technologies. We may also face competition from a number of indirect competitors that specialize in electronic commerce and other companies with substantial customer bases in the computer and other technical fields. Additionally, companies that control access to transactions through a network or Web browsers could also promote our competitors or charge us a substantial fee for inclusion. Our competitors may also be acquired by, receive investments from or enter into other commercial relationships with larger, better-established and better-financed companies as use of the Internet and other online services increases. We may be unable to compete successfully against current and potential competitors, and the competitive pressures we face could seriously harm our business.

Our growth and operating results could be impaired if we are unable to meet our future capital requirements.

     We believe that our current cash balances will allow us to fund our operations for at least the next 14 months. However, we will require substantial working capital to fund our business and we will need to raise additional capital. We plan to seek additional funding in the form of equity or debt, or a combination thereof, in 12 months to meet the cash requirements of our business. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. Our future capital needs depend on many factors, including:

     .  the timing of our development efforts;
     .  market acceptance of our Lifef/x technology;
     .  the level of promotion and advertising required to launch our services;
        and
     .  changes in technology.

     The various elements of our business and growth strategies, including our plans to support fully the commercial release of our photo realistic 3D computer animation products and services, our introduction of new products and services and our investments in infrastructure will require additional capital. If we are unable to raise additional necessary capital in the future, we may be required to curtail our operations significantly or obtain funding through the relinquishment of significant technology or markets. Also, raising additional equity capital would have a dilutive effect on existing stockholders.

We are dependent on our key personnel and also need additional personnel to grow our business.

     We depend to a large extent on the abilities of our key technical personnel. We also intend to hire key management personnel, including a Vice-President of Marketing and a Chief Operating Officer. There can be no assurance that we will successfully assimilate newly hired employees or that we can successfully locate, hire, assimilate and retain qualified key management personnel. The loss of any key employee or our inability to attract or retain other qualified employees could have a material adverse effect on our results of operations and financial condition.

     Our future success depends on our ability to attract, retain and motivate highly skilled technical, marketing, accounting and administrative personnel.
We plan to hire additional personnel in all areas of our business. Competition for qualified personnel is intense, particularly in the Internet and high technology industries. As a result, we may be unable to successfully attract, assimilate or retain qualified personnel. Further, we may be unable to retain the employees we currently employ or attract additional technical personnel.
The failure to retain
and attract the necessary personnel could seriously harm our business, financial condition and results of operations.

System and online security failures could harm our business and operating results.

     The operation of our planned Web site for download of and sale of our planned Lifef/x product offerings depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations will be vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, physical facility break-ins, earthquakes and similar events. Our servers will also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial interruptions in the future could result in the loss of data and could completely impair our ability to generate revenues from our service.

     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate confidential information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach.

If we do not respond effectively to technological change, our products and service could become obsolete and our business will suffer.

     The development of our photo realistic 3D computer animation products and services and other technology entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our Lifef/x product offerings. The Internet and the electronic commerce industry are characterized by:

     .  rapid technological change;
     .  changes in user and customer requirements and preferences;
     . frequent new product and services introductions embodying new technologies; and
     .  the emergence of new industry standards and practices.

     The evolving nature of the Internet could render our existing technology and systems obsolete. Our success will depend, in part, on our ability to:

     .  license or acquire leading technologies useful in our business;
     . develop new services and technology that address the increasingly sophisticated and varied needs of our users; and . respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

     Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not successfully use new technologies effectively or adapt our technology and systems to user requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time If we are unable to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

If the internal and third-party equipment and software that we use are not Year 2000 compliant, our operating results, brand and reputation could be impaired and we could lose users.

     Many existing computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. If not corrected, there could be system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements.

     We use and depend on third-party equipment and software that may not be Year 2000 compliant. If Year 2000 issues prevent our users from accessing the Internet or our service, our business and operations will suffer. Any failure of our third-party equipment or software to operate properly could result in system and online security failures and require us to incur unanticipated expenses, resulting in serious harm to our business, operating results and financial condition.

     We have conducted a preliminary review of our internal computer systems to identify the systems that could be affected by the Year 2000 issue. Based on this preliminary review, we believe that our internal software systems are Year 2000 compliant. However, we continually evaluate our systems and intend to develop a contingency plan to address any Year 2000 issues we discover.

                 We face risks related to the Internet industry

The success of our business will depend on the continued growth of the Internet and the acceptance by consumers of the Internet as a medium for advertising, commerce and communications.

     Our success depends in part on widespread acceptance and use of the Internet as a medium for advertising, commerce and communications. This practice is at an early stage of development, and long-term market acceptance is uncertain. We cannot predict the extent to which users will be willing to shift their habits from traditional media to online media. To be successful, our users must accept and utilize electronic commerce to satisfy their product needs. Our future revenues and profits, if any, substantially depend upon the acceptance and use of the Internet and other online services as an effective medium of commerce by our target users.

     The Internet may not become a viable long-term commercial marketplace due to potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. The commercial acceptance and use of the Internet may not continue to develop at historical rates. Our business, financial condition and results of operations would be seriously harmed if:

     . use of the Internet and other online services does not continue to increase or increases more slowly than expected;
     . the infrastructure for the Internet and other online services does not effectively support future expansion of electronic commerce;
     .  concerns over security and privacy inhibit the growth of the Internet;
     or
     . the Internet and other online services do not become a viable commercial marketplace.

Our operating results could be impaired if we become subject to burdensome government regulation and legal uncertainties.

     We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

     .  user privacy;
     .  pricing;
     .  content;
     .  copyrights;
     .  distribution; and
     .  characteristics and quality of products and services.

     The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues, including property ownership, export of specialized technology, sales tax, libel and personal privacy. Our business, financial condition and results of operations could be seriously harmed by any new legislation or regulation. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also harm our business.

     We plan to offer our Lifef/x product offerings over the Internet in multiple states and foreign countries. These jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Other states and foreign countries may also attempt to regulate our business or prosecute us for violations of their laws. Further, we might unintentionally violate the laws of foreign jurisdictions and those laws may be modified and new laws may be enacted in the future.

There are risks associated with the proposed spin off of PTM's non-Lifef/x assets and liabilities.

     The spin off of the Company's non-Lifef/x assets and liabilities is subject to a number of contingencies, including consents from a number of third parties. As a result, there can be no assurance that all or any portion of the spin off transaction will be completed.

Market for Registrant's Common Equity and Related Shareholder Matters

     The Company's common stock has been approved for trading on the OTC Electronic Bulletin Board under the symbol "FNSP." In connection with the change of the Company's corporate name to Lifef/x, Inc., the Company's symbol will be changed to "LEFX", effective December 16, 1999. The following table sets forth, on a per share basis, and for the periods indicated, the high and low sales prices of the common stock as reported on the OTC Electronic Bulletin Board. No dividends have been declared or paid on the common stock, nor does the Company intend to declare or pay any dividends on the common stock in the near future. All sales prices are set forth taking into effect all stock splits, exclusive of commissions or discounts of any nature.

                                                                            Price Range
                                                                            -----------
                                                                   High                      Low
August 23, 1999 to December 14, 1999                                (1)                      (1)

(1) The common stock was approved for trading on the OTC Electronic Bulletin Board on August 23, 1999 and has not commenced trading as of December 14, 1999.

     As of December 14, 1999 there were 15,983,750 shares the Company's common stock outstanding and approximately 224 shareholders of record.

     The Company has never declared or paid cash or stock dividends on its capital stock since its incorporation and anticipates that, for the foreseeable future, any earning will be retained for use in the Company's business.

Recent Sales of Unregistered Securities

     On December 14, 1999, the Company issued 2,983,000 units at $3.00 per unit to 36 investors in the first closing of a private placement for an aggregate purchase price of $8,949,000 pursuant to Rule 506 of Regulation D (the "Private Placement"). Each unit consisted of one share of common stock and a warrant to purchase 0.01 share of common stock at an exercise price of $7.50 per share. The placement agent on this transaction received a fee of equal to 4% of the gross offering proceeds from investors (other than proceeds from Safeguard and any investors introduced by Safeguard) and warrants to purchase 100,000 shares of common stock at an exercise price of $7.50 per share. The Private Placement is for up to $18 million of units. The Company may continue to accept subscriptions for the units until the maximum offering is met.

     On December 14, 1999, the Company issued 39,167 units to attorneys for legal services rendered in connection with the Private Placement.

                           Description of Securities

Common Stock

     The authorized capital stock of the Company includes 100,000,000 shares of, $.001 par value per share, common stock. All shares have equal voting rights. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares.

     Holders of common stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on the common stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

Warrants

     The Company issued 3,022,167 Units and warrants to the placement agent of the Private Placement to purchase 100,000 shares of common stock on December 14, 1999. Each warrant as part of the Units issued and the placement agent warrants entitled the holder to purchase, at a price of $7.50 per share, subject to adjustment, .01 share of common stock for a period of 18 months from the date of issuance. The warrants will expire, become void and be of no further force or effect at the end of the exercise period.

     The exercise price of the warrants is subject to adjustment in certain circumstances, including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the common stock. In the event of liquidation, dissolution or winding up of the Company, holders of the warrants, unless exercised, will not be entitled to participate in the assets of the Company. Holders of the warrants will have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends will be declared on the warrants.

Safeguard Warrants

     Pursuant to the Merger, warrants for 17,587,500 shares of common stock will be carried forward and/or issued to Safeguard for its existing PTM Warrants. The warrants entitle Safeguard to purchase 5,862,500 shares of common stock at an exercise price of $2.50 per share, 5,862,500 shares of common stock at an exercise price of $5.00 per share, and 5,862,500 shares of common stock at an exercise price of $6.00 per share. In addition, warrants for 10,218,417 shares of common stock at an exercise price of $0.01 per share will be issued to Safeguard in connection with (i) the Merger, and (ii) the conversion of the PTM debt owed to it. The warrants have a term of 10 years and are exercisable one year after the Merger, subject to certain early exercise events specified in the warrants. The exercise prices of the warrants are subject to adjustment in certain circumstances, including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the common stock.

Registration Rights

     The Company has agreed to file a registration statement (the "Common Shares Registration Statement") under the Securities Act covering all of the common stock issued as part of the Units and the common stock underlying the warrants issued as part of the Units (collectively, the "Common Shares"). The Company will use its best efforts to cause the Common Shares Registration Statement to become effective within 150 days after the date of the Closing. The Company will pay all registration expenses incurred in connection with the registration of the securities. In addition, the Company will comply with all necessary state securities laws so as to permit the sale by the investors of the securities. If the Common Shares Registration Statement has not been declared effective within 150 days after the date of the Closing, the Company will pay liquidated damages to the investors in the Private Placement equal to 1% of the purchase price for the Units for each full 30 day period until the Common Shares Registration Statement has been declared effective (and prorated for any portion of such 30 days prior to effectiveness).

     The 11,294,084 shares of common stock to be issued to the pre-Merger PTM stockholders pursuant to the Merger and the 100,000 shares of common stock underlying the Warrants issued to the placement agent in connection with the Private Placement will be included in the Common Shares Registration Statement. In addition, Safeguard has the right to have the Company prepare and file with the SEC, registration statements on unlimited occasions if the Company is eligible to file its registration statement on Form S-3, or, in the event the Company is not eligible to file its registration statement on Form S-3, on two occasions, so as to permit a public offering of any of the 27,790,917 shares of common stock issuable to Safeguard upon the exercise of warrants issued in connection with (i) the Merger (ii) conversion of certain debt of PTM and (iii) the carry forward of PTM Warrants. If at any time the Company files a registration statement to cover any of the 27,790,917 shares of common stock issuable upon exercise of the warrants held by Safeguard, the Company will afford the other pre-Merger PTM stockholders and the investors in the Private Placement the opportunity to include their shares of Common Shares, in such registration statement(s), subject to customary cut-backs in the case of underwritten offerings.

Lock-Up/Leak Out

     With respect to the investors acquiring shares in the Company's Private Placement of up to $18 million units for a period of 18 months from the date of the Merger, no more than 10% of any holder's shares of Common Shares may be sold in any consecutive three month period. If less than 10% of a holder's Common Shares are sold for any three month period, the difference between 10% of such holder's Common Shares and the amount actually sold may be sold during any prospective three month periods. The same restrictions will also apply to all the other shares of common stock being covered by the Common Shares Registration Statement.

     Duane Jenson, Briar Creek Investment LLC and Leonard Burningham (the "FSI Shareholders"), holders of 1,614,683 shares of common stock, have agreed to lock up these shares of common stock (the "Group Shares") for a period of 18 months from the date of the Merger. From the date of the Merger to the effective date of the Common Shares Registration Statement, the FSI Shareholders as a group may only sell the Group Shares in blocks of 5000 or less per transaction and at a
                                                ----
price greater than or equal to $7.50 per share and only at the "ask" price (but not the "bid" price) for the common stock. The maximum amount the FSI Shareholders as a group may sell during this period is 15% of the Group Shares or 242,184 shares of common stock in any consecutive three month period. If less than 15% of the Group Shares are sold during any three month period, the difference between 15% of the Group Shares and the amount actually sold may be sold during any subsequent three month periods. After the effective date of the Common Shares Registration Statement, the same restrictions described above on the Common Shares acquired by the Private Placement investors will apply to the Group Shares.

     The Company may waive any of the above restrictions if such waiver is beneficial to the Company or will facilitate an orderly trading market for the common stock.

Item 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

     Effective December 14, 1999, the Company dismissed Mantyla McReynolds, Salt Lake City, Utah, as its independent accountants, and engaged KPMG Peat Marwick LLP as the Company's new independent accountants. The dismissal of Mantyla and the retention of KPMG was approved by the Company's Board of Directors.

     Prior to the engagement of KPMG, neither the Company nor anyone on its behalf consulted with such firm regarding the application of accounting principles to a specified transaction, either completed or uncompleted, or type of audit opinion that might by rendered on the Company's financial statements.

     Mantyla audited the Company's financial statements for the years ended December 31, 1997 and 1998. Mantyla's report for such period did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles except as to the Company's ability to continue as a going concern.

     During the period from January 1, 1999 to December 14, 1999 and the years ended December 31, 1997 and 1998, there were no disagreements with Mantyla on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure, which disagreements, if not resolved to the satisfaction of Mantyla, would have caused such firm to make reference to the subject matter of the disagreements in connection with its reports on the Company's financial statements. In addition, there were no such events as described under Item 304 of Regulation S-B during the fiscal years ended December 31, 1997 and 1998 and the subsequent interim periods through December 14, 1999.

     Mantyla has furnished to the Company with a letter addressed to the SEC stating there were no disagreements between the Company, whether resolved or not resolved, on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure. A copy of Mantyla's letter is attached as an exhibit to this report.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATIO AND RESULTS

     a.  Financial Statements of Business Acquired

     Audited Financial Statements for PTM as required.*

     * It is impractical as the present time to provide such documents. Such documents will be filed as soon as practicable.

     c.  Exhibits:

     Exhibit
     Number    Description
     ------    -----------

     2.1       Agreement and Plan of Merger dated as of December 14, 1999.

     16.1      Letter of Mantyla McReynolds, a Professional Corporation

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the undersigned has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              LIFEF/X, INC.

                              By: /s/ Richard Guttendorf
                                 _______________________________
                                 Richard Guttendorf,
                                 Chief Financial Officer

                              Date: December 15, 1999
                                   _______________________